Exhibit 10.1

Execution Version

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Loan Agreement” or “Agreement”) is made this 31st day of May, 2022 (“Effective Date”), by and among KEMPHARM, INC., a corporation existing under the laws of the State of Delaware with its principal place of business at 1180 Celebration Blvd., Suite 103, Celebration, Florida 34747 (“Borrower”), AMERIS BANK, with its principal place of business at 1118 South Orange Avenue, Suite 102, Orlando, Florida 32806 (“Lender”).

Recitals of Fact

Borrower has requested that the Lender commit to make loans and advances and extensions of credit to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of Twenty Million and 00/100 Dollars ($20,000,000.00) (“Committed Amount”). The Lender has agreed to make such loans and advances and extensions of credit on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

Agreement

SECTION ONE: DEFINITIONS AND ACCOUNTING TERMS

For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

“Applicable Interest Rate” shall mean, for any day, the greater of (a) Elected SOFR Rate (or, if applicable, the Benchmark Replacement) for a one-month tenor in effect on such day, or (b) the Loan Floor plus the Applicable Margin. For the avoidance of doubt, the greater of (a) or (b) of this definition shall be added to the Applicable Margin in determining the Applicable Interest Rate. Any change in Term SOFR or the Benchmark Replacement shall be effective from and including the effective date of such change in Term SOFR or the Benchmark Replacement.

“Applicable Margin” means one hundred sixty basis points (1.60%).

“Authorized Agent” shall be those persons designated as Authorized Agents by Borrower, from time to time, by written notice executed by a duly authorized officer of the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Loan Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Lender Product Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower to the Lender, of every kind, nature and description arising under or in respect of any Lender Product (including arising under or in respect of any guaranty thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated.

“Lender Products” means any of the following that the Lender provides to, or enters into with, the Borrower: (a) any deposit, lockbox, Cash Management Services, or other cash management arrangement; (b) any credit cards, purchase cards and/or debit cards; and (c) any other product, service or agreement pursuant to which the Borrower may be indebted to the Lender.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3.3.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date:

(a) [reserved];

(b) the sum of: (i) the Prime Rate and (ii) the related Benchmark Replacement Adjustment; provided that, if such Prime Rate as so determined would be less than the Loan Floor, such Prime Rate will be deemed to be the Loan Floor for the purposes of this Loan Agreement and the other Loan Documents; or

(c) the sum of: (a) the alternate benchmark rate that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Loan Agreement and the other Loan Documents.

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Loan Floor, the Benchmark Replacement will be deemed to be the Loan Floor for the purposes of this Loan Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Loan Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component) that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmark; or

(d) the occurrence of an Early Opt-In Election;

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date, (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication), and (c) with respect to a Prime Rate Transition Event, 90 days after such Prime Rate Notice has been provided to Borrower.

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3.3 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3.3.

“Business Day” means any day other than a Saturday, Sunday, public holiday or day on which commercial banks in New York, New York, are authored or required to close.

“Capital Expenditure” means any expenditure for the acquisition of any asset, tangible or intangible, which under GAAP is deemed a capital asset, including, without limitation, real estate, buildings, fixtures, machinery, equipment, and furniture, and including the acquisition by a lease which under GAAP must be treated as a capital asset.

“Cash Management Services” means any services provided from time to time by the Lender to Borrower in connection with the operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date set out in the first paragraph of this Loan Agreement.

“Collateral” shall mean any and all personal Property, tangible or intangible, now or at any time hereafter pledged as security for the payment of the Loan, including without limitation the Pledged Accounts.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes”, means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (including, but not limited to Prime Rate), any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Rate Change Date” or any similar or analogous definition (or the addition of a concept of an “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Loan Agreement and the other Loan Documents).

“Corresponding Tenor” with respect to any Available Tenor, shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Default” shall mean the occurrence of any event, circumstance, or condition which constitutes, or would, with the giving of notice, lapse of time, or both, constitute an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) per annum equal to the Maximum Rate.

“Early Opt-in Election” means the occurrence of the joint election by Lender and Borrower to trigger a fallback from Term SOFR, and the provision by Lender of written notice of such election to the Borrower.

“Elected SOFR Rate” means one of the following Term SOFR Reference Rates as elected by Borrower from time to time: (i) 1-Month Term SOFR Reference Rate; (ii) 3-Month Term SOFR Reference Rate; or (iii) 6-Month Term SOFR Reference Rate, each as published by the SOFR Administrator (or a successive administrator designated by the relevant authority). Borrower may elect to revise the applicable Elected SOFR Rate for the then-forthcoming Interest Rate Period by delivering written notice of such election to Lender at least seven (7) Business Days prior to any Interest Rate Change Date. The 1-Month SOFR Referenced Rate shall be the initial Elected SOFR Rate applicable to the Initial Draw Request at the Closing and all subsequent advances under the Loan until Borrower elects a new Term SOFR Reference Rate in accordance within the terms of this Agreement or the Lender changes the Benchmark in accordance within the terms of this Agreement.

“Equity Interests” means (a) in the case of a corporation, capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; (e) another other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Event of Default” has the meaning assigned to that phrase in Section Eight.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

“Governmental Entity” means the United States of America, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.

“Hazardous Substances” shall mean and include all hazardous and toxic substances, wastes and materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), and any other similar substances or materials which are included under or regulated by any local, state or federal law, rules or regulations pertaining to environmental regulation, contamination or clean-up, including, without limitation, “CERCLA,” “RCRA” or State Lien or superlien or environmental clean-up statutes (all such laws, rules and regulations being referred to collectively as “Environmental Laws”).

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Interest Bearing Account” means that certain Account No. 9112678813 of Borrower held at the Lender and subject to the Pledge Agreement.

“Interest Payment Date” means the earliest of (i) the last day of each Interest Rate Period, provided that for any Interest Payment Date that is not a Business Day, the Interest Payment Date shall be extended to the next succeeding Business Day, (ii) in the event of any repayment or prepayment of such Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, and (iii) the Termination Date.

“Initial Draw Request” shall mean the sum of twelve million eight hundred thousand and no/100 Dollars ($12,800,000.00) to be advanced by Lender at the Closing.

“Interest Rate Change Date” shall mean the date of the Note and each succeeding first (1st) Business Day of a calendar month commencing on July 1, 2022, or, at Lender’s option while a Benchmark Replacement is in effect, such other dates as are determined by Lender to be appropriate to reflect the tenor of the Benchmark Replacement..

“Interest Rate Period” means the period beginning on the date of the Note and ending on the numerically corresponding day that is 1 month thereafter until the Termination Date.

“Inventory” shall mean goods held for sale or lease or furnished or to be furnished under contracts of service, or raw materials, work in process, finished goods or materials used or consumed in business.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including, but not limited to, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, lease, financing lease or other arrangement pursuant to which title to the Property has been retained by or is vested in some other Person.

“Loan” means the aggregate of unpaid Loan advances from time to time outstanding pursuant to the provisions of this Loan Agreement

“Loan Agreement” means this Revolving Loan Agreement between the Borrower and the Lender, as same may be modified or amended from time to time.

“Loan Documents” means this Loan Agreement, the Note, the Pledge Agreement, and the Security Documents, as same may be amended, modified or restated, and any other document executed in connection with the Loan prior to and after the Effective Date.

“Loan Floor” means a rate of interest equal to zero percent (0%).

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or any of them.

“Maximum Rate” means the maximum effective variable contract rate of interest which the Lender may lawfully charge under applicable statutes and laws from time to time in effect.

“Non-Interest Bearing Account” means that certain Account No. 9113968916 of Borrower held at the Lender, subject to the Pledge Agreement.

“Note” means the revolving credit note of the Borrower dated of even date herewith in the principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), executed by the Borrower to the order of the Lender, which evidences the Loan, as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the Loan in whole or in part, and any renewals, modifications or extensions thereof, in whole or in part.

“Obligations” shall mean any and all Loans, all indebtedness and obligations under the Note, any Lender Product Obligations, Letters of Credit, Reimbursement Agreements, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Periodic Term SOFR Determination Day” shall mean the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” shall mean and include:

(a)	Liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

(b)

workmen’s, vendors’, mechanics’ and materialmen’s Liens and other Liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the Properties subject thereto and affected thereby;

(c)

Liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

(d)	any Liens and security interests specifically listed and described in Exhibit “A” hereto attached; and

(e)	such other Liens and encumbrances to which Lender shall consent in writing.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated of even date herewith, executed by the Borrower in favor of the Lender, as same may be amended, modified or restated from time to time.

“Pledged Accounts” shall mean collectively, the following: (i) the Interest Bearing Account at Lender; and (ii) the Non-Interest Bearing Account at Lender.

“Prime Rate” means, for any day, a rate per annum equal to Lender’s announced Prime Rate plus any required Benchmark Replacement Adjustment, and shall change effective on the date any change in Lender’s Prime Rate is publicly announced as being effective; unless otherwise announced, Lender’s Prime Rate shall mean the Wall Street Journal Prime Rate, which is the Prime Rate published in the “Money Rates” section of the Wall Street Journal from time to time, and shall change effective on the date any change in such rate is reported; further provided if the Prime Rate referenced in this paragraph is at any time less than zero percent (0%), then such rate shall be deemed to be zero percent (0%).

“Prime Rate Transition Event” shall mean the determination by Lender that (a) Prime Rate has been recommended for use by the Relevant Governmental Body, (b) the administration of Prime Rate is administratively feasible for Lender and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement that is not Term SOFR.

“Property(ies)” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Related Person” shall mean any Person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the Equity Interests of Borrower; or (c) five percent (5%) or more of the Equity Interests of which is beneficially owned or held by Borrower. For the purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Relevant Governmental Body’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the Relevant Governmental Body from time to time.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Security Documents” shall mean the the Pledge Agreement, and any and all other Loan Documents which secure the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Specified Obligor” means an obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.16 hereof).

“State” means any state within the United States of America.

“Term SOFR” means for any day on or after the then most recent Interest Rate Change Date, the Term SOFR Reference Rate for a tenor comparable to the Available Tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such Interest Rate Change Date, as such rate is published by the SOFR Administrator on such Periodic Term SOFR Determination Day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Reference Rate” shall means the forward-looking term rate based on SOFR.

“Termination Date” shall mean three (3) years from the Effective Date.

“Total Liabilities” shall mean the liabilities of the Borrower determined in accordance with GAAP, minus the amount of indebtedness owed by the Borrower to any Person which indebtedness has, by formal binding agreement (in form and substance satisfactory to Lender), has been deferred and subordinated in priority of payment to the indebtedness and obligations of Borrower to Lender.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SECTION TWO: COMMITMENT AND FUNDING

2.1 The Commitment. Subject to the terms and conditions herein set out, the Lender agrees and commits, from time to time, from the Closing Date until the Termination Date, to make loan advances to the Borrower for general corporate purposes in an aggregate principal amount not to exceed, at any one time outstanding, Twenty Million and 00/100 Dollars ($20,000,000.00). In no event shall Lender have any obligation to fund any advance if any Event of Default exists.

2.2 Funding the Loan; Extending Credit. Each loan advance hereunder shall be made upon written request by an Authorized Agent of the Borrower (which may be made by facsimile, by pdf (portable document format) or other electronic means and shall be made (a) in accordance with terms of the Loan Documents, and (b) by depositing the same to the checking account of the Borrower in Lender, or in such other manner as the Borrower and Lender may, from time to time, agree. The Borrower agrees that the Lender shall have no liability or responsibility to identify any party who makes any verbal request or electronic submission for any of said banking transactions; but the Lender shall be fully and completely protected in acting upon any such verbal request or electronic submission made by any party who identifies himself as one of the Authorized Agents of the Borrower. Any electronic submission shall be by internet e-mail or by facsimile and shall be deemed to have been made and certified by an Authorized Agent by the applicable method as follows: (i) if the e-mail received by the Lender shows it was sent from the Authorized Agent’s e-mail address as set forth herein, or (ii) if the facsimile sent to the Lender is signed by the Authorized Agent.

2.3 The Note and Applicable Interest Rate.

(a) The Note. All advances with respect to the Loan shall be evidenced by the Note. Except as otherwise set forth herein or in the Note, the principal amounts advanced pursuant to the Loan shall be due and payable on the Termination Date. The unpaid principal balances of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances as provided herein. Said interest shall be payable in arrears on the Interest Payment Date and at such other times as may be as provided herein and in the Note, with the final installment of interest being due and payable on the Termination Date, or on such earlier date as the Loan becomes due and payable.

(b) Interest Rate Generally. Subject to paragraph (b) of this Section, the Loan shall bear interest at a rate per annum equal to the Applicable Interest Rate for the Interest Rate Period in effect. Under no circumstances shall the interest be more than the maximum rate allowed by applicable law. The Applicable Interest Rate is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current Applicable Interest Rate upon Borrower’s request. The interest rate change will not occur more often than each Interest Rate Change Date. Each change in the interest rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date following any change in the Applicable Interest Rate; provided, however, that if Applicable Interest Rate is not published on such date, the Applicable Interest Rate shall be determined by reference to the Applicable Interest Rate last published immediately preceding such date. When a range of rates has been published, the higher of the rates will be used. Borrower understands that Lender may make loans based on other rates as well.

(c) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Benchmark shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(d) Default Interest. Upon the occurrence of an Event of Default, the Lender, at its option, may charge, and Borrower agrees to pay, interest on disbursed and unpaid principal balances at the Default Rate.

(e) Increase in Committed Amount. In the event that the Lender should at any time agree to increase the Committed Amount, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased Committed Amount; and in either event, the term “Note,” as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.4 Commitment Fee. The Lender has agreed to waive the Commitment Fee out of courtesy.

2.5 Prepayments. The Borrower shall be permitted from time to time to make repayments and, in accordance with the terms and provisions hereof, to obtain further extensions of credit on the Loan in accordance with its normal and usual credit needs; provided, however, that Borrower shall be permitted to prepay the Loan in conjunction with financing obtained by Borrower from another financial or lending institution only upon thirty (30) days’ advance written notice to Lender.

2.6 Intentionally deleted.

2.7 Intentionally deleted.

2.8 Increased Costs Generally.

(a) Illegality. If Lender determines that any change in applicable law shall make in unlawful or impossible for Lender to make, maintain or fund the Loan or any portion thereof whose interest is determined by reference to Term SOFR, Lender shall promptly give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to fund or maintain the Loan based on Term SOFR shall be suspended, and the Loan (or any portion thereof) shall be made as, or converted to, a Loan bearing interest at the Prime Rate plus the Applicable Margin immediately if Lender shall determine that it may not lawfully continue to maintain the Loan at the SOFR-based rate applicable to such date.

(b) Change in Law. If any Change in Law shall:

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender; or

subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(c) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender or the Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender, the Borrower shall promptly pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(d) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than twelve months (12) prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve (12) month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(1) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, this Loan Agreement shall be deemed amended to replace the then-current Benchmark with the Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Lender notifies the Borrower of such Benchmark Replacement; provided, however, that no replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.3.3 will occur prior to the applicable Benchmark Transition Start Date.

(2) No Swap Transaction Document shall be deemed to be a “Loan Document” for purposes of this Section 2.3.3.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.3.3. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Loan Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3.3.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, or (C) a Prime Rate Transition Event has occurred, then the Lender may modify any concept or definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial B Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Applicable Interest Rate” and/or any concept or definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Method of Calculation. All interest on the Loan, whether calculated using the Applicable Interest Rate, the Alternate Rate, or the Default Rate, will be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

SECTION THREE: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1 Place of Payments. All payments of principal and interest on the Loan and all payments of fees required hereunder shall be made to the Lender, at its address listed at the beginning of this Agreement in immediately available funds.

3.2 Payment on Nonbusiness Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Florida, such payment shall be made on the next succeeding Business Day.

SECTION FOUR: CONDITIONS OF LENDING

4.1 Conditions Precedent to Closing and Funding Initial Advance. The obligation of the Lender to fund the initial Loan advance hereunder is subject to the condition precedent that the Lender shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Lender:

(a)	This Loan Agreement.

(b)	The Note.

(c)	The Pledge Agreement.

(d)

Such Uniform Commercial Code Financing Statements as the Lender may require in order to give record notice of its security interest in the Collateral, accompanied by Borrower’s funds in an amount sufficient to pay all recording fees and taxes for the recording of such Financing Statements.

(e)	[intentionally deleted].

(f)

Certified resolutions of Borrower, and certificate(s) of good standing for Borrower, from the State of its organization and such other States as Lender shall require, together with a copy of the organizational documents of the Borrower.

(g)	UCC lien searches from such recording offices as Lender shall specify, evidencing the priority of the Lender’s Lien(s) under the Security Documents over any other Liens or encumbrances.

(h)

If required by Lender, the opinion of counsel for Borrower, that the transactions herein contemplated have been duly authorized by all requisite corporate authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Lender may require.

(i)	[intentionally deleted].

(j)	The Borrower shall have provided to the Lender the documentation and other information requested by the Lender in order to comply with requirements of the PATRIOT Act.

(k)

Establishment of the Pledged Accounts by Borrower with Lender; with the balance of the Non-Interest Bearing Account equaling the amount of the initial advance funded at closing and the Interest Bearing Account balance equaling the difference between the foregoing and Twenty Million Dollars ($20,000,000.00).

(l)	[intentionally deleted].

4.2 Conditions Precedent to All Credit Extensions. The obligation of the Lender to extend credit or make loan advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a) [intentionally deleted].

(b) The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loan indebtedness and extensions of credit. Each of the Warranties and Representations of the Borrower, as set out in Section Five hereof shall remain true and correct in all material respects as of the date of such Loan advance.

(c) [intentionally deleted].

SECTION FIVE: REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that as of the Effective Date, the Closing, and as of the day of any Initial Draw Request or the day of any Loan advance:

5.1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its Properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

5.2 Power and Authority. The execution, delivery and performance of this Loan Agreement, the Note, the Security Documents, and the other Loan Documents, executed pursuant thereto by the Borrower, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower’s Properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the Properties or assets of Borrower, except for Liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3 Financial Condition.

(a) The balance sheet of the Borrower for the fiscal year ended as of December 31, 2021 and the related statement of income, retained earnings and changes in the financial condition for the year then ended, which has been audited and unqualified by Borrower’s independent Certified Public Accountant are correct and complete and fairly present the financial condition of the Borrower as of the respective dates of said balance sheets and the results of its operations for said periods. All such financial statements have been prepared in accordance with GAAP.

(b) There has been no material adverse change in the business, Properties or condition, financial or otherwise, of the Borrower since the 31st day of December, 2021.

5.4 Title to Assets. Borrower has good and marketable title to all its Properties and assets reflected on the balance sheet referred to in Section 5.3 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) inventory sold in the ordinary course of business and thereafter accounted for as accounts receivable or cash, (iii) accounts receivable collected and properly accounted for, and (iv) items which have been amortized in accordance with GAAP applied on a consistent basis, and all such Properties and assets are free and clear of mortgages, pledges, Liens, charges and other encumbrances, except as otherwise expressly permitted by the provisions hereof.

5.5 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower threatened against or affecting Borrower, or any Properties or rights of Borrower, which, if adversely determined, would materially and adversely affect the financial or any other condition of Borrower.

5.6 Taxes. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

5.7 Contracts or Restrictions Affecting Borrower. Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, Properties or assets, operations or condition (financial or otherwise).

5.8 No Default. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any material agreement or instrument to which it is a party, which will or might materially and adversely affect the business or operations of Borrower.

5.9 Patents and Trademarks. Borrower possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its business.

5.10 ERISA. Borrower is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”) and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by it.

5.11 No Subsidiaries. Borrower does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other form of business organization).

5.12 Hazardous Substances. No Hazardous Substances are located on or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from any Property owned or leased by Borrower, and no aboveground or underground storage tanks exist on such Property. No private or governmental Lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any Property owned or leased by Borrower or otherwise issued to or received by Borrower.

5.13 Compliance With Wage Laws. All Inventory has been produced in compliance with the minimum wage and overtime pay provisions of the Fair Labor Standards Act (“FLSA”).

5.14 Compliance. To the knowledge of Borrower, Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including without limitation, those relating to the extension of consumer credit and protection of consumers’ interests with respect thereto and those administered by the Local Authorities), material to the conduct of its business and operations. To the knowledge of Borrower, Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority materially necessary or required in the conduct of its business and, to the knowledge of Borrower, the same are valid, binding, enforceable and subsisting without any material defaults thereunder or materially enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental [federal, state or local] or non-governmental, under the terms of contract or otherwise, are required by reason of or in connection with Borrower’s execution and performance of the Loan Documents.

5.15 OFAC. Neither the Borrower nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended; (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (iii) the PATRIOT Act; or (c) is a Sanctioned Person. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION SIX: AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loan, unless the Lender shall otherwise consent in writing, such consent to be at the discretion of the Lender, Borrower will:

6.1 Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar years.

6.2 Maintain Property. Maintain, preserve, and protect all franchises, and trade names and preserve all the remainder of its Properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its Properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3 Insurance.

(a) At all times maintain in some company or companies (having a Best’s rating of A:XI or better) approved by Lender:

(i)

comprehensive general liability insurance covering claims for negligence, theft, bodily injury, death, and property damage, with minimum limits satisfactory to the Lender, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

(ii)	such other insurance as the Lender may, from time to time, reasonably require by notice in writing to the Borrower.

(b) All required insurance policies shall provide for not less than thirty (30) days’ prior written notice to the Lender of any cancellation, amendment, termination, or lapse; and in all such liability insurance policies, Lender shall be named as an additional insured. Each such policy shall, in addition, provide that there shall be no recourse against the Lender for payment of premiums or other amounts with respect thereto. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to the Lender notwithstanding any action, inaction or breach of representation or warranty by the Borrower, with Lender named as lender loss payee under a lender loss payee endorsement. The Borrower will deliver to Lender original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Lender may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Lender shall be applied upon the indebtedness, liabilities, and obligations of the Borrower to the Lender (whether matured or unmatured) or, at Lender’s option, released to the Borrower.

6.4 Obligations, Taxes and Liens. Pay all of its indebtedness and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or Properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Lender, and Lender shall be furnished, if Lender shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

6.5 Financial Reports and Other Data. Furnish to the Lender as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, 10-K, consolidated and consolidating balance sheets and statements of income and surplus of Borrower which have been audited and unqualified by an independent Certified Public Accountant acceptable to the Lender, showing the financial condition of Borrower and at the close of such year and the results of operations during such year and a Compliance Certificate substantially in the form of Exhibit B hereto; and, within sixty (60) days after the end of the first three quarters of the fiscal year of the Borrower (but not the fourth quarter of the fiscal year of the Borrower), 10-Q and financial statements similar to those mentioned above, on a consolidated and consolidating basis, not audited but certified by an Authorized Agent of Borrower, such balance sheets to be as of the end of each such quarter, and such statements of income and surplus to be for the period from the beginning of the fiscal year to the end of such quarter, in each case subject only to audit and year-end adjustment. The certificate of the Authorized Agent shall state that the attached financial statement, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Borrower as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement; and that such financial statement has been prepared in accordance with GAAP.

6.6 Intentionally deleted.

6.7 Balances of the Pledged Accounts. At all times the combined balances of the Pledged Accounts shall equal the sum of Twenty Million Dollars ($20,000,000.00). Borrower shall not modify or alter the balances of the Pledged Accounts following the Effective Date without the Lender’s prior written consent which may be withheld in its sole discretion.

6.8 Right of Inspection. Permit any person designated by a Lender to visit and inspect any of the corporate books and financial reports of the Borrower and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as a Lender may reasonably request.

6.9 Books and Records. Borrower shall maintain proper books of record and account in conformity with GAAP, including, without limitation, books and records regarding the Collateral, in which true, correct and complete entries shall be made.

6.10 Environmental Laws. Maintain at all times all of borrower’s property in compliance with all Environmental Laws, and immediately notify the Lender of any notice, action, Lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of borrower’s property or operations.

6.11 Notice of Default. At the time of Borrower’s first knowledge or notice, furnish the Lender with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

6.12 Notice of Adverse Change in Borrower or Assets. At the time of Borrower’s first knowledge or notice, immediately notify the Lender of any information that may adversely affect in any material manner either (a) the assets of the Borrower, including, but not limited to, the amount or collectability of any accounts receivable or the value or marketability of inventory; or (b) the business, financial condition, operations or prospects of the Borrower.

6.13 Litigation. Borrower will promptly notify Lender of any litigation action instituted or, to Borrower’s knowledge, threatened against Borrower.

6.14 Indemnification. Indemnify the Lender, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Lender could or might incur by reason of any violation of any Environmental Laws by Borrower or by any predecessors or successors to title to any Property of the Borrower.

6.15 Compliance with Law. Borrower shall comply in all material respects with all local, state and federal laws and regulations applicable to its business, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower; and notify Lender immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, grants of authority the result of which would constitute a materially adverse effect on the Borrower, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.

6.16 Intentionally deleted.

6.17 Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of the Borrower as Lender may reasonably request, including, but not limited to, accounts payable aging reports, written confirmation of requests for loan advances and other extensions of credit, true and exact copies of its books of account and tax returns, and all information furnished to the holders of any Equity Interest, or any Governmental Entity, including the results of any stock or membership valuation performed, and permit the copying of the same.

6.18 Further Assurances. Borrower shall execute such further documentation as may be reasonably requested by Lender to carry out the provisions and purposes of this Loan Agreement and the other Loan Documents and preserve and protect the Liens of the Lender on the Collateral.

6.19 Intentionally deleted.

6.20 Account Verification. Lender shall have the right at any time or times, in Borrower’s name, Lender’s name or in the name of a nominee of Lender, including, but not limited to, any third-party agent or contractor engaged by the Lender, to verify the existence, validity, amount, term or any other matter relating to any Collateral, by mail, telephone, facsimile transmission or otherwise, and the Lender, or any nominee of the Lender, including, but not limited to, any third-party agent or contractor engaged by the Lender, shall at all times be entitled to contact Account Debtors with regard to the foregoing. Borrower shall cooperate fully with Lender and its agents and contractors, in an effort to facilitate and promptly conclude any such verification process.

SECTION SEVEN: NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that at all times from and after the Closing Date, unless the Lender shall otherwise consent in writing, such consent to be at the discretion of the Lender, it will not, either directly or indirectly:

7.1 Intentionally deleted.

7.2 Mortgages, Liens, Etc. Create, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

(a)	Liens securing payment of the Loan;

(b)	intentionally deleted; and

(c)	Permitted Encumbrances (as defined at Section One);

7.3 Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for collection.

7.4 Sale of Assets. Sell, lease, transfer or dispose (other than in the normal course of business) of all or part of its assets.

7.5 Consolidation or Merger; Acquisition of Assets. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the Property or assets of any other Person.

7.6 Loans and Investments. At any time while principal or interest is outstanding under the Loan, make any loans to or investments in, or, purchase any stock, other securities or evidence of indebtedness of any Person, except as follows: (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; (ii) marketable securities issued by an agency of the United States government; (iii) commercial paper rated “A-1” by Standard and Poors Corporation, or “P-1” by Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances accepted by domestic commercial banks in the United States of America having a combined capital and surplus of at least Ninety Million Dollars ($90,000,000.00); (v) repurchase agreements with respect to any of the foregoing; or (vi) loans or instruments permitted by the provisions of Sections 7.10 and 7.11 hereof.

7.7 Dividends, Redemptions and Other Payments. At any time that the Borrower is in default of the terms, conditions, covenants, representation or warranty under this Agreement or the Loan Documents: (a) declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any shares of its capital stock of any class; or (b) purchase, redeem or other otherwise acquire for value any of its Equity Interests or commit to do any of same, or set aside any sum therefor, or permit any subsidiary to purchase or acquire for value any of its Equity Interests or commit to do any of the same, or set aside any sum therefor; or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of the Borrower.

7.8 New Business. At any time while principal or interest is outstanding under the Loan, acquire or enter into any business other than its present business (i.e., the acquisition of businesses), except for expansions of Borrower’s present business or any business directly related thereto, or enter into any management contract whereby the effective management or control of Borrower is delegated to third parties.

SECTION EIGHT: EVENTS OF DEFAULT

8.1 Event of Default. An “Event of Default” shall exist if any of the following shall occur:

(a) Payment of Principal, Interest. The Borrower defaults in the payment of the principal of or interest on the Loan or any fees due under this Loan Agreement when due, or in the prompt performance or payment when due of any other Obligations to the Lender, in each case within five (5) days of such payment or performance being due, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent; or

(b) Payment of Other Obligations. The Borrower defaults with respect to any other agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

(c) Representation or Warranty. Any representation or warranty made by the Borrower herein, or any representation or warranty made by the Borrower in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall, in each case, prove to be false, misleading or incomplete in any material respect on the date as of which made; or

(d) Covenants. The Borrower defaults in the performance or observance of any covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the Security Documents, in any other Loan Document, or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loan or any extensions of credit made pursuant hereto to the extent they remain unremedied or unwaived for a period of thirty (30) days after receipt by the Borrower of notice from the Lender; or

(e) Bankruptcy, Etc. The Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or Borrower, by any act or omission shall indicate its or his consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its Properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or Borrower shall generally not pay its debts as such debts become due; or

(f) Removal or Concealment of Property, Etc. The Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its or his Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its or his Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

(g) Intentionally deleted.

(h) Other Lender Obligations. A default by Borrower under any loan (term, line of credit or otherwise) with Lender shall constitute a default under this Loan Agreement, and a default under this Loan shall constitute a default under any other loan from Lender to Borrowers; or

(i) Judgments. Any judgment for the payment of money is rendered against Borrower in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) in any one case or in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any of its assets; or

(j) Cessation of Business. Borrower dissolves or suspends or discontinues doing business; or

(k) Defaults under Other Agreements. Any default by the Borrower under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by the Borrower under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto; or

(l) Criminal/Civil Proceedings. The indictment or threatened indictment of Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Property of Borrower; or

(m) Intentionally deleted.

(n) Collateral. The Lender’s interest in the Collateral shall for any reason cease or otherwise fail to be a valid and subsisting first priority Lien in favor of the Lender.

8.2 Remedy. Upon the occurrence of any Default and during the continuation of such Default. the Lender shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such Default constitutes or becomes an Event of Default, the Lender may, at its option, thereupon terminate its commitment and declare the entire Loan indebtedness and all other extensions of credit to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Documents, Guaranty, or in any Loan Document, or available at law or in equity, provided that upon the occurrence of an Event of Default specified in Section 8.1(e), the commitments of the Lender and any right of the Borrower to request borrowings hereunder shall be automatically terminated and all Obligations under the Loan Documents shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary. Further, the Lender shall have the right to the appointment of a receiver to take possession of Borrower’s premises, Properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Loan and extensions of credit or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Loan indebtedness, extensions of credit, and interest thereon; and the Lender, at its option, shall have the right to do the same, without the appointment of a receiver. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Lender concurrently or sequentially, in such order as the Lender may choose.

SECTION NINE: MISCELLANEOUS

9.1 Amendments. The provisions of this Loan Agreement, the Note or any instrument or document executed pursuant hereto or securing the Loan indebtedness may be amended or modified only by an instrument in writing signed by the parties hereto.

9.2 Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, certified mail, return receipt requested, sent by recognized national overnight courier service, or delivered, if to the Borrower, to it at the address reflected at the beginning of this Agreement, Attention: R. LaDuane Clifton, Corporate Secretary; if to the Lender, to it at 1118 S. Orange Avenue, Suite 102, Orlando, Florida 32806, Attention: Tyler P. Kurau, Senior Vice President; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) Business Days after mailing, whichever is earlier; or (ii) if sent by overnight courier service, on the first (1st) Business Day after sending; or (iii) if delivered, upon delivery.

9.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder, or under the Note, or any of the Loan Documents, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any Loan Agreement or any instrument or document now or hereafter securing the indebtedness evidenced hereby, under the Note, or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.4 Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein. Lender may assign its rights and delegate its obligations under this Agreement and the other Loan Documents and further may assign, or sell participations in, all or any part of the Loan or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

9.5 Liens; Setoff by Lender. Borrower hereby grants to the Lender a continuing Lien, as security for the Note and all other indebtedness, liabilities, and obligations of the Borrower to the Lender upon any and all of its moneys, securities, the Pledged Accounts, , and other Property and the proceeds thereof, now or hereafter held or received by or in transit to, the Lender from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower against the Lender, at any time existing. Upon the occurrence of any Event of Default as specified above, the Lender is hereby authorized at any time and from time to time, without notice to Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of the Borrower to the Lender.

9.6 Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Florida; except that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States, or (ii) the laws of the State of Florida, whichever permits the Lender to charge the higher rate, as more particularly set out in the Note.

9.7 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.8 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

9.9 Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

9.10 Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury and similar laws; and, accordingly, in no event and upon no contingency shall the Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate. Any provision hereof, or of any other agreement executed by the Borrower that would otherwise operate to bind, obligate or compel the Borrower to pay interest in excess of such Maximum Rate or fees in excess of the maximum lawful amount shall be construed to require the payment of the maximum rate or amount only. The provisions of this paragraph shall be given precedence over any other provisions contained herein or in any other agreement applicable to the extensions of credit that is in conflict with the provisions of this paragraph.

9.11 Non-Control. In no event shall the Lender’s rights hereunder be deemed to indicate that, the Lender is in control of the business, management or Properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower, all such rights and powers being hereby expressly reserved to the Borrower.

9.12 Intentionally deleted.

9.13 Fees and Expenses. The Borrower agrees to pay, or reimburse the Lender for, the actual out-of-pocket expenses, including all recording fees, recording and/or privilege taxes, and also including, but not limited to attorney fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Lender, incurred by the Lender in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Lender’s employees and Lender’s normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, and any Loan Document.

9.14 Time of Essence. Time is of the essence of the Borrower’s obligations under this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

9.15 Intentionally deleted.

9.16 Intentionally deleted.

9.17 Conflict. In the event of any conflict between the provisions hereof and the provisions of the Note, Security Documents, or any Loan Document, during the continuance of this Agreement the provisions of this Agreement shall control.

9.18 Reports. Except as otherwise expressly set forth herein, all certificates and reports to be furnished by the Borrower to the Lender shall be furnished by an Authorized Agent, or if there is no existing designation, by the President, Chief Executive Officer or Chief Financial Officer of the Borrower.

9.19 Venue of Actions. As an integral part of the consideration for the making of the Loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower, or by any heir, successor, personal representative or assignee of the Borrower, with respect to the Loan contemplated hereby, or with respect to any of the loan documents, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Lender is situated, or in the United States District Court for the District in which the principal place of business of the Lender is situated, or in the state or federal courts in the County and State in which the Real Property is located, and not elsewhere. Nothing in this paragraph contained shall prohibit Lender from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder, in the Note, in the Security Documents, or in any Loan Document.

9.20 Waiver of Right to Trial by Jury. BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENT AND WARRANT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

9.21 Assignments and Participations. Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, Borrower, any of Borrower’s principals, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Lender and the Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

9.22 Electronic Transmission of Data. Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet to the parties, the parties affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers; (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission; and (c) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

9.23 Electronic Imaging. This Agreement and the Loan Documents (collectively, the “Documents”) will be scanned into an optical retrieval system and the original Documents may be destroyed. By signing this Agreement, Borrower agrees that a copy from the optical retrieval system of any of the Loan Documents, including without limitation, any Note, shall have the same legal force and effect as an original and can be used in the place of an original in all circumstances and for all purposes, including but not limited to negotiation, collection, legal proceeding or authentication. The parties hereto agree that delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such Loan Document, as the case may be. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Florida Uniform Electronic Transactions Act, or any other similar State laws based on the Uniform Electronic Transactions Act. The Lender may rely on any such electronic signatures without further inquiry.

9.24 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

9.25 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

9.26 License. Lender is hereby granted by the Borrower an irrevocable, non-exclusive license and other right to, during the existence of an Event of Default, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property of the Borrower, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The Borrower’s rights and interest under the Intellectual Property shall inure to Lender’s benefit.

[SEPARATE SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

TO

REVOLVING LOAN AGREEMENT

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed by their respective officers, duly authorized so to do all as of the day and year first above written.

KEMPHARM, INC.,
a Delaware corporation

By:	/s/ R. LaDuane Clifton
Name: R. LaDuane Clifton, CPA
Title: Chief Financial Officer

BORROWER

AMERIS BANK
a Georgia corporation

By:	/s/ Tyler P. Kurau
Name: Tyler P. Kurau
Title: Senior Vice President

LENDER

S-1

EXHIBIT “A”

Additional Permitted Encumbrances

None.

A-1

EXHIBIT “B”

LETTERHEAD OF COMPANY

[DATE]
_________________
Ameris Bank

Attention:___________________

Re: Compliance Certificate

I, _________________, __________________ of _____________________, deliver this certificate pursuant to Section 6.5 of that certain Revolving Loan Agreement, by and among KemPharm, Inc. and Amerias Bank, dated as of [ ● ], 2022 Credit, and certify to Ameris Bank that the attached financial statements for the YTD period ending ___________    ____, 20__, are correct and complete and present fairly the financial position and results of operations of ____________________ (the “Borrower”). All such statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

The attached statements include Balance Sheet and Income Statement.

This certification is provided solely to Ameris Bank under the provision of Section 6.5 of the Loan Agreement by and between Ameris Bank and Borrower.

	Covenant	Actual	In Compliance
			Yes	No
Minimum Tangible Net Worth	$

By signing below, I acknowledge that I have completed the above covenant compliance check, and to the best of my knowledge, except where indicated, the Borrower is in compliance with all of the above covenants and all other affirmative and negative covenants and all other terms of the agreements encompassing the Loan Agreement between Ameris Bank and Borrower, dated ______________, __________, as same has been or may be amended thereafter (the “Loan Agreement”), and all Loan Documents as defined in the Loan Agreement, and there is no Event of Default under the Loan Agreement or any of the Loan Documents.

By:
Title:

B-2